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                                                                   Exhibit 3.2.1




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                           CERTIFICATE OF DESIGNATION
                                       OF
                              R.A.B. HOLDINGS, INC.

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware
                    ----------------------------------------

                            SERIES A PREFERRED STOCK


         R.A.B. Holdings, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the provisions of the Certificate of Incorporation of the Corporation (as from time to time amended, the "Certificate of Incorporation"), there hereby is created, out of the 100,000 shares of preferred stock, without par value, of the Corporation authorized by the FOURTH Article of the Certificate of Incorporation of the Corporation (the "Preferred Stock"), a series of the Preferred Stock of the Corporation consisting of 25,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other special rights, and the following qualifications, limitations and restrictions:

         1. Designation. This series of preferred stock shall be designated "Series A Preferred Stock."

         2. Dividends. (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available for that purpose, cumulative preferential dividends in cash at the rate of $50 a year per share, and no more, payable quarterly on [the last day of each March, June, July and December] in each year (each such date being called a "Dividend Payment Date"), beginning with the first such date following the issuance of any shares of Series A Preferred Stock. Dividends on the shares of Series A Preferred Stock shall be cumulative from the date of issue whether or not declared and whether or not in any dividend period or periods there shall be net profits or net assets of the Corporation legally available for the payment of those dividends. Accumulated and unpaid dividends on the Series A Preferred Stock shall not bear interest. The term "accumulated and unpaid dividends" with respect to Series A Preferred Stock shall mean the amount of unpaid dividends on all outstanding shares of Series A Preferred Stock from the respective dates from


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which those dividends shall accrue to the Dividend Payment Dates as of which accumulated and unpaid dividends are being determined.

             (a) Unless all dividends shall be declared and paid or set apart for payment in full on all outstanding shares of Series A Preferred Stock for all previous quarterly dividend periods and for the then current quarterly dividend period, (i) no dividends shall be declared or paid on, and no assets shall be distributed or set apart for, shares of the Corporation's common stock or any other class of stock ranking junior to the shares of Series A Preferred Stock as to dividends (other than dividends payable solely in stock ranking junior to the shares of Series A Preferred Stock as to dividends), and (ii) no sum or sums shall be set aside for or applied to the purchase, redemption or other acquisition of fewer than all shares of Series A Preferred Stock then outstanding or of any shares of the Corporation's common stock or any other class of stock ranking on a parity with or junior to the Series A Preferred Stock as to dividends or as to the distribution of assets upon liquidation (except that the Corporation may purchase shares of its common stock from any employee of the Corporation or any subsidiary of the Corporation pursuant to an agreement between the Corporation and any such employee relating to the employee's ownership of common stock of the Corporation).

             (b) Whenever dividends are not paid in full on the shares of Series A Preferred Stock or on any other series of preferred stock ranking on a parity with the Series A Preferred Stock as to dividends, all dividends declared or paid on the shares of Series A Preferred Stock and any such other series of preferred stock shall be declared or paid pro rata, so that the ratio of the amount of dividends per share declared or paid on the Series A Preferred Stock to the amount of dividends per share declared or paid on such other series of preferred stock shall be the same as the ratio of the amount of accumulated and unpaid dividends per share on the shares of Series A Preferred Stock to the amount of accumulated and unpaid dividends per share on such other series of preferred stock.

         3. Redemption. (a) Subject to the provisions of section 2(b) hereof, the Corporation may, at its option, redeem all or any part of the Series A Preferred Stock at any time and from time to time. The redemption price per share of the Series A Preferred Stock (the "Redemption Price") shall be an amount equal to the sum of $500 plus an amount equal to all accumulated and unpaid dividends per share (including a prorated quarterly dividend from the last preceding Dividend Payment Date to the Redemption Date (as defined in section 3(b) hereof). If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the redemption shall be pro rata among the holders of Series A Preferred Stock and subject to such other provisions as may be determined by the Board of Directors.

             (a) Written notice of any redemption of shares of Series A Preferred Stock, specifying the time and place of redemption, shall be mailed by certified mail, return receipt requested, at least ten (10), and not more than ninety (90), days prior to the date specified for redemption (the "Redemption Date"), to each registered holder of the shares at such holder's last address as it appears on the Corporation's books. If fewer than all the shares owned by any stockholder are to be redeemed, the notice shall also specify the number of shares that are to be redeemed and the numbers of the certificates representing those shares. On or after the Redemption Date, each holder of shares of Series A Preferred Stock called for redemption shall

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surrender to the Corporation such holder's certificates for the shares of Series
A Preferred Stock at the place specified in the notice and shall then be paid the Redemption Price.

             (b) Unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the shares of Series A Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the holders of the shares by reason of their ownership of the shares shall cease on the Redemption Date, except the right to receive the Redemption Price for the shares on surrender to the Corporation of the certificates representing the shares. After the Redemption Date, the shares of Series A Preferred Stock shall not be deemed to be outstanding and shall not be transferable on the books of the Corporation, except to the Corporation.

             (c) The Corporation may, at its option, at any time after the mailing of the notice of redemption pursuant to section 3(b), deposit the aggregate Redemption Price payable on redemption of the shares of Series A Preferred Stock called for redemption with a bank or trust company (the "Depositary") having its principal office in New York, New York and having a combined capital and surplus (as shown by its then most recent published financial statement) of at least $50,000,000, designated by the Board of Directors, to be held in trust by the Depositary for payment to the holders of the shares to be redeemed. The Corporation shall then be released and discharged from any obligation to pay the redemption price of the shares to be redeemed and all rights of the holders of the shares by reason of their ownership of the shares shall cease on the date of the deposit with the Depositary (the "Deposit Date"), except the right to receive from the Depositary only, and not from the Corporation, the amount payable upon redemption of the shares on surrender to the Depositary of the certificates representing the shares. After the Deposit Date, the shares shall not be transferable on the books of the Corporation, except to the Corporation. Any money so deposited with the Depositary that is not claimed after five (5) years from the Redemption Date shall be repaid to the Corporation by the Depositary on demand, and the holder of any of the shares shall thereafter look only to the Corporation for any payment to which the holder may be entitled. Any interest accrued on money deposited with the Depositary shall belong to the Corporation and shall be paid to the Corporation from time to time by the Depositary on demand.

             (d) Any shares of Series A Preferred Stock redeemed or purchased by the Corporation shall be canceled and shall have the status of authorized and unissued shares of preferred stock, without designation as to series.

         4. Conversion Rights. (a) Each holder of shares of Series A Preferred Stock shall have the right at any time, at such holder's option (except that, in respect of any shares of Series A Preferred Stock called for redemption, such right shall terminate at the close of business on the Redemption Date fixed for such redemption unless the Corporation defaults in the payment of the Redemption Price due upon the redemption), to convert any or all of such holder's shares of Series A Preferred Stock into a number of shares of the Corporation's common stock determined by multiplying the Formula Number (as defined in section 4(c)) by the number of shares of Series A Preferred Stock to be converted. Upon conversion, the Corporation shall make no payment or adjustment on account of accumulated and unpaid dividends on the converted shares except as provided in the calculation of the Formula Number pursuant to section 4(c).


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             (a) In order to convert shares of Series A Preferred Stock into common stock, the holder (the "Converting Holder") of Series A Preferred Stock shall give written notice to the Corporation at 444 Madison Avenue, Suite 601 New York, New York 10036, Attention: Senior Vice President Legal Affairs, accompanied by the certificate or certificates for the shares to be converted. The conversion of the shares shall become effective immediately prior to the close of business on the date such certificate or certificates have been received by the Corporation if such date is a business day, or if such date is not a business day, immediately prior to the close of business on the next day which is a business day. The person or persons entitled to receive common stock upon conversion of shares of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of the common stock on the date on which the conversion occurs.

             (b) The term "Formula Number" means an amount determined by dividing $500 by a conversion price (the "Conversion Price") equal to 120% of the price to the public (without reduction for underwriting discounts or commissions or any other expenses) of one share of common stock as set forth on the cover page of the prospectus or prospectus supplement required to be filed with the Securities and Exchange Commission under Rule 424(b) (as amended from time to time) under the Securities Act of 1933, as amended, in connection with the initial underwritten offering (the "Initial Public Offering") of shares of the Corporation's common stock.

             (c) The Conversion Price shall be subject to adjustment from time to time after the Initial Public Offering as follows:

                 (1) In case the Corporation shall (i) pay a dividend or make a distribution in shares of its capital stock (whether shares of common stock or of capital stock of any other class) to all holders of its common stock, (ii) subdivide its outstanding shares of common stock, (iii) combine its outstanding shares of common stock into a smaller number of shares, or (iv) issue by reclassification of its shares of common stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of capital stock of the Corporation, the Conversion Price in effect immediately prior to such action shall be adjusted so that holders of any Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such action had such Series A Preferred stock been converted immediately prior to the effectiveness of any adjustment on account of such action. An adjustment made pursuant to this subsection 4(d)(1) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection 4(d)(1), the holder of any Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive and binding) shall determine the allocation of the adjusted price between or among shares of such classes of capital stock.

                 (2) In case the Corporation shall issue rights, warrants or options to all holders of common stock entitling them (for a period not exceeding forty-five (45)


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days from the date of such issuance) to subscribe for or purchase shares of common stock at a price per share less than the then current market price per share (as determined pursuant to section 4(f) below) on the record date mentioned below, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights, warrants or options by a fraction of which the numerator shall be the number of shares of common stock outstanding on the date of issuance of such rights, warrants or options plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such current market price, and of which the denominator shall be the number of shares of common stock outstanding on the date of issuance of such rights, warrants or options plus the number of additional shares of common stock which are so offered for subscription or purchase. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, warrant or options.

                 (3) In case the Corporation shall distribute to all holders of common stock assets (other than any cash dividend payable out of earned surplus or retained earnings) or rights, warrants or options to subscribe (other than those referred to in subsection 4(d)(2) above) or evidences of indebtedness, then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in section 4(f) below) of the common stock on the record date mentioned below less the then fair market value (as determined in good faith in a resolution of the Board of Directors, which determination shall be conclusive evidence of such fair market value) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights, options or warrants applicable to one share of common stock, and the denominator shall be such current market price per share of the common stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

                 (4) In case of any consolidation of the Corporation with, or merger of the Corporation into, any other corporation (other than a consolidation or merger in which the Corporation is the continuing corporation), or in case of any conveyance or transfer of the property and assets of the Corporation substantially as an entirety, each share of Series A Preferred Stock shall be convertible into the number and kind of shares of stock and other securities and property receivable upon such consolidation, merger, conveyance or transfer by a holder of the number and kind of shares of the Corporation into which such shares of Series A Preferred Stock might have been converted immediately prior to such consolidation, merger, conveyance or transfer. The above provisions of this subsection 4(d)(4) shall similarly apply to successive consolidations, mergers, conveyances or transfers.

             (d) No fractions of shares of common stock or scrip representing fractions of shares shall be issued upon conversion of Series A Preferred Stock. If any fraction of a share of common stock would, except for the provisions of this section 4(e), be issuable on the conversion of any Series A Preferred Stock, the Corporation shall make payment in lieu thereof of an amount in cash equal to the current market value of such fraction (determined as provided in section 4(f) below).

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             (e) For the purpose of any computation under sections 4(d) and 4(e)
above, the current market price per share of common stock on any date shall be deemed to be the average of the daily closing prices for 30 consecutive trading days commencing 45 trading days before the date in question. The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the consolidated tape of the principal national securities exchange on which the common stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange the average of the highest reported bid and lowest reported asked prices as reported by the National Association of Securities Dealers Automatic Quotation System or, if no so reported then as furnished by the National Quotation Bureau Incorporation, or if not so available, the fair market price as determined by the Board of Directors (whose good faith determination shall be conclusive and binding).

             (f) The Corporation shall pay all transfer, documentary, stamp or other transactional taxes attributable the issuance or delivery of shares of common stock upon conversion of any shares of Series A Preferred Stock but the Corporation shall not be required to pay any taxes that may be payable in respect of any transfer involved in the issuance or delivery of any shares of common stock in a name other than that of the registered holder of shares of Series A Preferred Stock.

             (g) The Corporation shall reserve and keep available, out of its treasury stock or authorized an unissued stock, or both, solely for the purpose of effecting the conversion of shares of Series A Preferred Stock, a number of shares of common stock the Corporation's Board of Directors determines to be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding.

         5. Sinking Fund. The shares of Series A preferred Stock shall not be entitled to the benefit of any sinking fund.

         6. Voting Rights. Holders of shares of Series A Preferred Stock shall not be entitled to vote on any matter, except as otherwise required by law or as expressly provided in this Certificate of Designation. With respect to any matter on which the holders of shares of Series A Preferred Stock shall be entitled to vote, holders of shares of Series A Preferred Stock shall be entitled to one vote for each share held.

         7. Consents Required of Holders of Series A Preferred Stock. As long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, by amendment to the Corporation's Certificate of Incorporation, by resolution of the Board of Directors, by consolidation of the Corporation with, or merger of the Corporation into, another corporation, or in any other manner, without the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, either given by vote in person or by proxy at a meeting called for that purpose or given in writing:

             (i) authorize, or increase the authorized amount of, any class or series of stock having preference or priority over the Series


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         A Preferred Stock as to dividends or the distribution of assets upon liquidation; or

             (ii) materially and adversely alter any material provision of the Series A Preferred Stock.

Notwithstanding anything to the contrary contained in this Certificate, the Board of Directors of the Corporation from time to time without a vote of the holders of the shares of Series A Preferred Stock, may decrease the number of shares constituting the Series A Preferred Stock, but not below such number of shares of Series A Preferred Stock as are actually outstanding at any such time.

         8. Liquidation Rights. (a) Upon the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, for each such share of Series A Preferred Stock, cash in an amount equal to the sum of $500 plus an amount equal to all accumulated and unpaid dividends per share (whether or not earned or declared) for all dividend periods (including a prorated quarterly dividend from the last preceding Dividend Payment Date to the date of final distribution on those shares of Series A Preferred Stock) before any payment or distribution shall be made on the common stock or any other class or series of stock ranking junior to the Series A Preferred Stock upon liquidation.

             (a) If the Corporation's assets available for distribution to the holders of shares of Series A Preferred Stock upon any dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which holders of Series A Preferred Stock are entitled pursuant to this section 8, no such distribution shall be made on account of any shares of any other class of stock or series of preferred stock ranking on a parity with the shares of Series A Preferred Stock unless the distribution is made pro rata, so that the ratio of the amount distributed per share on the Series A Preferred Stock to the amount distributed per share on such other class or series shall be the same as the ratio of the amount of the liquidation preference per share of the Series A Preferred Stock to the amount of the liquidation preference per share of such other class or series.

             (b) For purposes of this section 8, the sale or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation shall be deemed a dissolution, liquidation or winding-up of the Corporation, but the merger or consolidation of the Corporation into or with any other corporation into or with the Corporation, shall not be deemed to be a dissolution, liquidation or winding-up of the Corporation.

             (c) After the payment in cash to the holders of shares of Series A Preferred Stock of the full preferential amounts set forth above, the holders of shares of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.


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                  IN WITNESS WHEREOF, the Corporation has caused this
Certificate of Designation to be signed by its President and Chief Executive Officer this 27th day of March, 1997.



                                   R.A.B. HOLDINGS, INC.


                                   By:  /s/ Richard A. Bernstein
                                        --------------------------------------
                                        Richard A. Bernstein
                                        President and Chief Executive Officer



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